Exhibit 99.1

FOR IMMEDIATE RELEASE
Blue Foundry Bancorp Reports Fourth Quarter and Year-End 2024 Results
RUTHERFORD, NJ --January 29, 2025-- Blue Foundry Bancorp (NASDAQ:BLFY) (the “Company”), the holding company for Blue Foundry Bank (the “Bank”), reported a net loss of $11.9 million, or $0.55 per diluted common share, for the year ended December 31, 2024 compared to a net loss of $7.4 million, or $0.31 per diluted common share for the year ended December 31, 2023.
The Company reported a net loss of $2.7 million, or $0.13 per diluted common share, for the three months ended December 31, 2024 compared to a net loss of $4.0 million, or $0.19 per diluted common share for the three months ended September 30, 2024, and a net loss of $2.9 million, or $0.13 per diluted common share for the three months ended December 31, 2023.
James D. Nesci, President and Chief Executive Officer, commented, “We are very pleased with both the deposit and loan growth achieved in the fourth quarter and look to carry this positive momentum into 2025.”
Mr. Nesci also noted, “Credit quality remained strong and we continue to experience very low charge-offs. Our allowance to credit losses to total loans is 83 basis points and covers non-performing loans by over 2.5 times.”
Highlights for the fourth quarter of 2024:
•Loans totaled $1.58 billion, an increase of $32.5 million from the prior quarter end.
•Deposits increased $24.7 million to $1.34 billion compared to the prior quarter.
•Uninsured deposits to third-party customers totaled approximately 11% of total deposits at December 31, 2024.
•Interest income for the quarter was $21.8 million, an increase of $253 thousand, or 1.2%, compared to the prior quarter.
•Interest expense for the quarter was $12.3 million, a decrease of $133 thousand, or 1.1%, compared to the prior quarter.
•Net interest margin increased seven basis points from the prior quarter to 1.89%.
•The release of provision for credit losses of $301 thousand was primarily due to the decrease in unused lines of credit and releases of provision for loans of $37 thousand and for securities of $24 thousand.
•Tangible book value per share was $14.74. See the “Supplemental Information - Non-GAAP Financial Measures” tables below for additional information regarding our non-GAAP measures.
•480,851 shares were repurchased under our share repurchase plans at a weighted average share price of $10.49 per share.
•Credit metrics remained favorable with non-performing loans to total loans of 0.33%.
Loans
The Company continues to diversify its lending portfolio by focusing on growing the higher-yielding commercial portfolio. Gross loans increased $22.8 million during 2024 with increases in commercial real estate loans, construction loans, consumer and other loans, commercial and industrial loans and junior liens of $27.1 million, $25.1 million, $7.2 million, $4.5 million and $2.9 million, respectively, offset in part by reductions in the residential portfolio of $32.7 million and multifamily portfolio of $11.4 million.

The details of the loan portfolio are below:

	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
	(Unaudited)				(Audited)
	(In thousands)
Residential	$518,243	$516,754	$526,453	$540,427	$550,929
Multifamily	671,116	666,304	671,185	671,011	682,564
Commercial real estate	259,633	241,711	241,867	244,207	232,505
Construction and land	85,546	80,081	71,882	63,052	60,414
Junior liens	25,422	24,174	23,653	22,052	22,503
Commercial and industrial	16,311	14,228	12,261	13,372	11,768
Consumer and other	7,211	7,731	83	56	47
Total loans	1,583,482	1,550,983	1,547,384	1,554,177	1,560,730
Allowance for credit losses on loans	12,965	13,012	13,027	13,749	14,154
Loans receivable, net	$1,570,517	$1,537,971	$1,534,357	$1,540,428	$1,546,576
Deposits
At December 31, 2024, total deposits were $1.34 billion, an increase of $98.4 million or 7.91% from December 31, 2023, mostly due to the increases of $110.7 million and $8.4 million in time deposits and NOW and demand accounts, partially offset by decreases in savings and non-interest bearing deposits of $19.0 million and $1.7 million, respectively. The Company’s strategy is to focus on attracting the full banking relationship of small- to medium-sized businesses through an extensive suite of deposit products. While there is strong competition for deposits in the northern New Jersey market, we were able to increase customer deposits by $78.0 million, or 7.0%, during the year. Brokered deposits increased $30.0 million since year end 2023.
The details of deposits are below:

	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
	(Unaudited)				(Audited)
	(In thousands)
Non-interest bearing deposits	$26,001	$22,254	$24,733	$25,342	$27,739
NOW and demand accounts	369,554	357,503	368,386	373,172	361,139
Savings	240,426	237,651	246,559	250,298	259,402
Core deposits	635,981	617,408	639,678	648,812	648,280
Time deposits	707,339	701,262	671,478	642,372	596,624
Total deposits	$1,343,320	$1,318,670	$1,311,156	$1,291,184	$1,244,904
Financial Performance Overview:
Fourth quarter of 2024 compared to the third quarter of 2024
Net interest income compared to the third quarter of 2024:
•Net interest income was $9.5 million for the fourth quarter of 2024 compared to $9.1 million for the third quarter of 2024, an increase of $386 thousand.
•Net interest margin increased by seven basis points to 1.89%.
•The yield on average interest-earning assets increased five basis points to 4.37%, while the cost of average interest-bearing liabilities decreased six basis points to 2.97% due to a decrease in rates paid on time deposits.

•Average interest-earning assets increased by $10.1 million and average interest-bearing liabilities increased by $15.4 million.
Non-interest income compared to the third quarter of 2024:
•Non-interest income increased $33 thousand primarily due to increase in fees and service charges.
Non-interest expense compared to the third quarter of 2024:
•Non-interest expense decreased $386 thousand primarily driven by decreases of $363 thousand in compensation and benefits expenses, $76 thousand in professional fees and $36 thousand in occupancy and equipment, partially offset by an increase in data processing expense of $102 thousand.
Income tax expense compared to the third quarter of 2024:
•The Company did not record a tax benefit for the losses incurred during the third or fourth quarter of 2024 due to the full valuation allowance required on its deferred tax assets.
•The Company’s current tax position reflects the full valuation allowance on its deferred tax assets. At December 31, 2024, the valuation allowance on deferred tax assets was $25.1 million.
Fourth quarter of 2024 compared to the fourth quarter of 2023
Net interest income compared to the fourth quarter of 2023:
•Net interest income was $9.5 million, an increase of $277 thousand.
•Net interest margin increased five basis point to 1.89%.
•Yield on average interest-earning assets increased 31 basis points to 4.37%.
•Cost of average interest-bearing deposits increased 38 basis points to 2.90%, reflecting the competitive rate environment in our primary market.
•Average loans increased by $7.5 million and average interest-bearing deposits increased by $94.2 million.
Non-interest income compared to the fourth quarter of 2023:
•Non-interest income decreased $152 thousand, or 26.57%. The prior year period included gains on sales of loans and securities that were not present in the current period. In addition, there was a decline in fees and service charges from the prior period.
Non-interest expense compared to the fourth quarter of 2023:
•Non-interest expense was $12.9 million, an increase of $338 thousand driven by increases in professional services expense, compensation and benefit costs and occupancy and equipment expense of $106 thousand, $56 thousand and $54 thousand, respectively, partially offset by a decrease in advertising expense of $39 thousand. In addition, other expense increased $131 thousand when compared to the fourth quarter of 2023 due in part to increases in business development and postage expenses.
Income tax expense compared to the fourth quarter of 2023:
•The Company did not record a tax benefit for the loss incurred during the fourth quarter of 2024 or 2023 due to the full valuation allowance required on its deferred tax assets.
•The Company’s current tax position reflects the full valuation allowance on its deferred tax assets. At December 31, 2024, the valuation allowance on deferred tax assets was $25.1 million.
Year ended December 31, 2024 compared to the year ended December 31, 2023
Net interest income compared to the year ended December 31, 2023:
•Net interest income was $37.6 million, a decrease of $4.4 million.
•Net interest margin decreased by 19 basis points to 1.90%.
•Yield on average interest-earning assets increased 38 basis points to 4.32%.
•Cost of average interest-bearing deposits increased 92 basis points to 2.89%, due to an increase in higher-cost time deposits and the competitive rate environment in our primary market.
•Average loans decreased by $16.4 million and average interest-bearing deposits increased by $52.6 million.

Non-interest income compared to the year ended December 31, 2023:
•Non-interest income decreased $11 thousand, or 0.61%, largely due to the lack of gain on sale of loans and securities, offset in part by a gain on sale of an REO property in 2024.
Non-interest expense compared to the year ended December 31, 2023:
•Non-interest expense was $52.6 million, an increase of $1.0 million, primarily driven by increases in compensation and benefits of $994 thousand, occupancy and equipment of $528 thousand and FDIC premiums of $56 thousand, offset in part by decreases in data processing expense and professional services of $471 thousand and $118 thousand, respectively.
Income tax expense compared to the year ended December 31, 2023:
•The Company did not record a tax benefit for the loss incurred during 2024 or 2023 due to the full valuation allowance required on its deferred tax assets.
•The Company’s current tax position reflects the previously established full valuation allowance on its deferred tax assets. At December 31, 2024, the valuation allowance on deferred tax assets was $25.1 million.
Balance Sheet Summary:
December 31, 2024 compared to December 31, 2023
Securities available-for-sale:
•Securities available-for-sale increased $13.3 million to $297.0 million due to purchases and a $3.3 million improvement in the unrealized loss position on the portfolio, partially offset by amortization, maturities and calls during the year.
Other investments:
•Other investments decreased during 2024 by $2.6 million due to a decrease in FHLB stock as a result of a reduction in FHLB borrowings.
Total loans:
•Gross loans held for investment increased $22.8 million to $1.58 billion.
•Commercial real estate loans increased $27.1 million, construction loans increased $25.1 million, consumer and other category increased $7.2 million and commercial and industrial loans increased $4.5 million, while residential and multifamily loans decreased $32.7 million and $11.4 million, respectively.
•Loan fundings totaled $108.4 million, including fundings of $35.7 million in commercial real estate loans, $33.7 million in construction loans, $12.2 million in multifamily loans and $11.2 million in commercial and industrial loans. In addition, the Company purchased $21.6 million of conforming residential mortgages in New Jersey and participated in a consumer loan participation of $8.0 million during the year.
Deposits:
•Deposits totaled $1.34 billion, an increase of $98.4 million since December 31, 2023, largely the result of increases in customer deposits.
•Core deposits (defined as non-interest bearing checking, NOW and demand accounts and savings accounts) represented 47.3% of total deposits compared to 48.8% at December 31, 2023, as time deposits increased $110.7 million.
•The increase in time deposits include $30.0 million in brokered deposits, bringing our total brokered deposit balance to $155.0 million at December 31, 2024.
•Uninsured and uncollateralized deposits to third-party customers were $147.6 million, or 11% of total deposits, at the end of the fourth quarter.

Borrowings:
•FHLB borrowings decreased by $58.0 million to $339.5 million as we were able to pay off short-term borrowings with deposit growth that outpaced asset growth.
•As of December 31, 2024, the Company had $270.6 million of additional borrowing capacity at the FHLB, $107.7 million in secured lines of credit at the Federal Reserve Bank and $30.0 million of other unsecured lines of credit.
Capital:
•Shareholders’ equity decreased by $23.4 million to $332.2 million. The decrease was primarily driven by the repurchase of shares at a cost of $19.4 million. Additionally, the year-to-date loss, partially offset by favorable changes in accumulated other comprehensive income, also contributed to the decrease.
•Tangible equity to tangible assets was 16.11% and 17.37% at December 31, 2024 and 2023, respectively.
•Tangible common equity per share outstanding was $14.74 at December 31, 2024 and $14.49 at December 31, 2023.
•The Bank’s capital ratios remain above the FDIC’s “well capitalized” standards.
Asset quality:
•The allowance for credit losses on loans represented 0.83% of total loans at December 31, 2024 compared to 0.91% at December 31, 2023. The allowance for credit losses on loans was 254.02% of non-performing loans compared to 239.98% at December 31, 2023.
•The Company recorded a release of provision for credit losses of $301 thousand for the fourth quarter of 2024 and a release of provision for credit losses of $1.4 million for the year ended December 31, 2024. For the fourth quarter of 2024, there was a release of provision of $240 thousand, $37 thousand and $24 thousand in the ACL for off-balance-sheet commitments, loans and held-to-maturity securities, respectively. For the year ended December 31, 2024, there was a release of $1.1 million in the ACL for loans, $146 thousand in the ACL for off-balance-sheet commitments and $60 thousand in the ACL for held-to-maturity securities. The release was driven by the impact of the economic forecasts for the key drivers of our loan segments as well as a decrease in off-balance-sheet commitments.
•Non-performing loans totaled $5.1 million, or 0.33% of total loans at December 31, 2024 compared to $5.9 million, or 0.38% of total loans at December 31, 2023.
•Net charge-offs were $10 thousand and $46 thousand for the quarter and year ended December 31, 2024, respectively.

About Blue Foundry
Blue Foundry Bancorp is the holding company for Blue Foundry Bank, a place where things are made, purpose is formed, and ideas are crafted. Headquartered in Rutherford NJ, with a presence in Bergen, Essex, Hudson, Middlesex, Morris, Passaic, Somerset and Union counties, Blue Foundry Bank is a full-service, innovative bank serving the doers, movers, and shakers in our communities. We offer individuals and businesses alike the tailored products and services they need to build their futures. With a rich history dating back more than 145 years, Blue Foundry Bank has a longstanding commitment to its customers and communities. To learn more about Blue Foundry Bank visit BlueFoundryBank.com or call (888) 931-BLUE. Member FDIC.
Conference Call Information
A conference call discussing Blue Foundry’s fourth quarter and year ended December 31, 2024 financial results will be held today, Wednesday, January 29, 2025 at 11:00 a.m. (EST). To listen to the live call, please dial 1-833-470-1428 (toll free) or +1-404-975-4839 (international) and use access code 168429. Participants are encouraged to preregister to listen via webcast at https://events/q4inc.com/attendee/980680589. The conference call will be recorded and will be available on the Company’s website for one month.

Contact:
James D. Nesci
President and Chief Executive Officer
jnesci@bluefoundrybank.com
201-972-8900

Forward Looking Statements
Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, which are based on certain current assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.
Forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: inflation and changes in the interest rate environment that reduce our margins and yields, the fair value of financial instruments or our level of loan originations, or increase in the level of defaults, losses and prepayments on loans we have made and make; general economic conditions, either nationally or in our market areas, that are worse than expected; changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; our ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; our ability to implement and change our business strategies; competition among depository and other financial institutions; adverse changes in the securities or secondary mortgage markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees, capital requirements and insurance premiums; changes in monetary or fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; changes in the quality or composition of our loan or investment portfolios; technological changes that may be more difficult or expensive than expected; a failure or breach of our operational or security systems or infrastructure, including cyber-attacks; the inability of third party providers to perform as expected; our ability to manage market risk, credit risk and operational risk in the current economic environment; our ability to enter new markets successfully and capitalize on growth opportunities; our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related there to; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board; our ability to retain key employees; the current or anticipated impact of military conflict, terrorism or other geopolitical events; the ability of the U.S. Government to manage federal debt limits; and changes in the financial condition, results of operations or future prospects of issuers of securities that we own.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Consolidated Statements of Financial Condition

	December 31, 2024	September 30, 2024	December 31, 2023
	(Unaudited)	(Unaudited)	(Audited)
	(In thousands)
ASSETS
Cash and cash equivalents	$42,502	$76,109	$46,025
Securities available for sale, at fair value	297,028	290,806	283,766
Securities held to maturity	33,076	33,119	33,254
Other investments	17,791	18,203	20,346
Loans, net	1,570,517	1,537,971	1,546,576
Real estate owned, net	—	—	593
Interest and dividends receivable	8,014	8,386	7,595
Premises and equipment, net	29,486	30,161	32,475
Right-of-use assets	23,470	24,190	25,172
Bank owned life insurance	22,519	22,399	22,034
Other assets	16,280	13,749	27,127
Total assets	$2,060,683	$2,055,093	$2,044,963

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits	$1,343,320	$1,318,670	$1,244,904
Advances from the Federal Home Loan Bank	339,500	348,500	397,500
Advances by borrowers for taxes and insurance	9,356	9,909	8,929
Lease liabilities	25,168	25,870	26,777
Other liabilities	11,141	12,845	11,213
Total liabilities	1,728,485	1,715,794	1,689,323
Shareholders’ equity	332,198	339,299	355,640
Total liabilities and shareholders’ equity	$2,060,683	$2,055,093	$2,044,963

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Consolidated Statements of Operations
(Dollars in thousands except per share data)

	Three months ended			Year Ended December 31,
	December 31, 2024	September 30, 2024	December 31, 2023	2024	2023
	(unaudited)			(Unaudited)	(Audited)
Interest income:
Loans	$17,777	$17,646	$16,907	$70,185	$65,685
Taxable investment income	3,972	3,850	3,327	15,122	12,990
Non-taxable investment income	36	36	101	144	430
Total interest income	21,785	21,532	20,335	85,451	79,105
Interest expense:
Deposits	9,573	9,712	7,755	36,830	24,116
Borrowed funds	2,739	2,733	3,384	11,071	13,070
Total interest expense	12,312	12,445	11,139	47,901	37,186
Net interest income	9,473	9,087	9,196	37,550	41,919
(Release of ) provision for credit losses	(301)	248	156	(1,350)	(441)
Net interest income after (release of ) provision for credit losses	9,774	8,839	9,040	38,900	42,360
Non-interest income:
Fees and service charges	306	272	331	1,203	1,164
Gain on securities, net	—	—	20	—	20
Gain on sale of loans	—	—	72	36	231
Other income	114	115	149	555	390
Total non-interest income	420	387	572	1,794	1,805
Non-interest expense:
Compensation and benefits	6,943	7,306	6,887	29,433	28,439
Occupancy and equipment	2,194	2,230	2,140	8,878	8,350
Data processing	1,514	1,412	1,510	5,648	6,119
Advertising	81	87	120	292	354
Professional services	737	813	631	2,903	3,021
Federal deposit insurance premiums	226	236	200	855	799
Other expense	1,186	1,183	1,055	4,596	4,480
Total non-interest expenses	12,881	13,267	12,543	52,605	51,562
Loss before income tax expense	(2,687)	(4,041)	(2,931)	(11,911)	(7,397)
Income tax expense	—	—	—	—	—
Net loss	$(2,687)	$(4,041)	$(2,931)	$(11,911)	$(7,397)
Basic loss per share	$(0.13)	$(0.19)	$(0.13)	$(0.55)	$(0.31)
Diluted loss per share	$(0.13)	$(0.19)	$(0.13)	$(0.55)	$(0.31)
Weighted average shares outstanding-basic	20,826,845	21,263,482	22,845,252	21,477,429	23,925,724
Weighted average shares outstanding-diluted	20,826,845	21,263,482	22,845,252	21,477,429	23,925,724

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in thousands except for share data) (Unaudited)

	Three months ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Performance Ratios (%)
Loss on average assets	(0.52)	(0.79)	(0.47)	(0.56)	(0.57)
Loss on average equity	(3.17)	(4.68)	(2.71)	(3.23)	(3.25)
Interest rate spread (1)	1.40	1.29	1.43	1.40	1.33
Net interest margin (2)	1.89	1.82	1.96	1.92	1.84
Efficiency ratio (non-GAAP) (3)	130.20	140.04	130.73	134.19	128.41
Average interest-earning assets to average interest-bearing liabilities	120.84	121.37	122.28	122.50	122.93
Tangible equity to tangible assets (4)	16.11	16.50	16.88	17.25	17.37
Book value per share (5)	$14.75	$14.76	$14.70	$14.61	$14.51
Tangible book value per share (5)	$14.74	$14.74	$14.69	$14.60	$14.49

Asset Quality
Non-performing loans	$5,104	$5,146	$6,208	$6,691	$5,898
Real estate owned, net	—	—	—	593	593
Non-performing assets	$5,104	$5,146	$6,208	$7,284	$6,491
Allowance for credit losses on loans to total loans (%)	0.83	0.84	0.84	0.88	0.91
Allowance for credit losses on loans to non-performing loans (%)	254.02	252.86	209.84	205.48	239.98
Non-performing loans to total loans (%)	0.33	0.33	0.40	0.43	0.38
Non-performing assets to total assets (%)	0.25	0.25	0.30	0.36	0.32
Net charge-offs to average outstanding loans during the period (%)	—	—	—	—	—

(1)    Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(2)    Net interest margin represents net interest income divided by average interest-earning assets.
(3)     Efficiency ratio represents adjusted non-interest expense divided by the sum of net interest income plus non-interest income.
(4)     Tangible equity equals $332.0 million, which excludes intangible assets ($244 thousand of capitalized software). Tangible assets equal $2.06 billion and exclude intangible assets.
(5)     Per share metrics are computed using 22,522,626 total shares outstanding.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Analysis of Net Interest Income
(Unaudited)

	Three Months Ended
	December 31, 2024			September 30, 2024			December 31, 2023
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
	(Dollars in thousands)
Assets:
Loans (1)	$1,557,342	$17,777	4.57%	$1,548,962	$17,646	4.53%	$1,564,800	$16,907	4.29%
Mortgage-backed securities	185,382	1,254	2.71%	181,596	1,186	2.60%	165,471	904	2.17%
Other investment securities	164,392	1,573	3.83%	173,008	1,527	3.51%	190,507	1,486	3.09%
FHLB stock	17,153	411	9.58%	17,666	406	9.15%	20,970	477	9.02%
Cash and cash equivalents	68,536	770	4.50%	61,507	767	4.96%	45,895	561	4.85%
Total interest-bearing assets	1,992,805	21,785	4.37%	1,982,739	21,532	4.32%	1,987,643	20,335	4.06%
Non-interest earning assets	61,586			61,787			54,918
Total assets	$2,054,391			$2,044,526			$2,042,561
Liabilities and shareholders' equity:
NOW, savings, and money market deposits	$614,623	1,988	1.29%	$598,048	1,925	1.28%	$634,257	1,989	1.24%
Time deposits	698,801	7,585	4.32%	688,570	7,787	4.50%	584,977	5,766	3.91%
Interest-bearing deposits	1,313,424	9,573	2.90%	1,286,618	9,712	3.00%	1,219,234	7,755	2.52%
FHLB advances	335,686	2,739	3.26%	347,076	2,733	3.13%	397,643	3,384	3.38%
Total interest-bearing liabilities	1,649,110	12,312	2.97%	1,633,694	12,445	3.03%	1,616,877	11,139	2.73%
Non-interest bearing deposits	24,945			23,421			26,629
Non-interest bearing other	43,016			43,713			41,780
Total liabilities	1,717,071			1,700,828			1,685,286
Total shareholders' equity	337,320			343,698			357,275
Total liabilities and shareholders' equity	$2,054,391			$2,044,526			$2,042,561
Net interest income		$9,473			$9,087			$9,196
Net interest rate spread (2)			1.40%			1.29%			1.33%
Net interest margin (3)			1.89%			1.82%			1.84%
(1)     Average loan balances are net of deferred loan fees and costs, and premiums and discounts, and include non-accrual loans.
(2)     Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)     Net interest margin represents net interest income divided by average interest-earning assets.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Analysis of Net Interest Income continued
(Unaudited)

	Year Ended December 31,
	2024			2023
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
	(Dollar in thousands)
Assets:
Loans (1)	$1,553,143	$70,185	4.52%	$1,569,590	$65,685	4.18%
Mortgage-backed securities	173,691	4,276	2.46%	172,405	3,693	2.14%
Other investment securities	174,172	6,440	3.70%	195,754	6,010	3.07%
FHLB stock	18,038	1,756	9.73%	21,249	1,582	7.45%
Cash and cash equivalents	58,261	2,794	4.80%	46,245	2,135	4.62%
Total interest-bearing assets	1,977,305	85,451	4.32%	2,005,243	79,105	3.94%
Non-interest earning assets	59,832			56,297
Total assets	$2,037,137			$2,061,540
Liabilities and shareholders' equity:
NOW, savings, and money market deposits	$610,172	7,803	1.28%	$722,149	8,339	1.15%
Time deposits	665,740	29,027	4.36%	501,124	15,777	3.15%
Interest-bearing deposits	1,275,912	36,830	2.89%	1,223,273	24,116	1.97%
FHLB advances	348,306	11,071	3.18%	396,265	13,070	3.30%
Total interest-bearing liabilities	1,624,218	47,901	2.95%	1,619,538	37,186	2.30%
Non-interest bearing deposits	24,980			25,227
Non-interest bearing other	42,345			43,868
Total liabilities	1,691,543			1,688,633
Total shareholders' equity	345,594			372,907
Total liabilities and shareholders' equity	$2,037,137			$2,061,540
Net interest income		$37,550			$41,919
Net interest rate spread (2)			1.37%			1.64%
Net interest margin (3)			1.90%			2.09%
(1)     Average loan balances are net of deferred loan fees and costs, and premiums and discounts, and include non-accrual loans.
(2)    Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)     Net interest margin represents net interest income divided by average interest-earning assets.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Adjusted Pre-Provision Net Loss (Non-GAAP)
(Dollars in thousands except per share data) (Unaudited)

This press release contains certain supplemental financial information, described in the table below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Blue Foundry's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Blue Foundry's financial results. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Blue Foundry strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.
Net loss, as presented in the Consolidated Statements of Operations, includes the provision for credit losses and income tax expense while pre-provision net loss does not.

	Three months ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Pre-provision net loss and efficiency ratio, as adjusted:
Net interest income	$9,473	$9,087	$9,573	$9,417	$9,196
Other income	420	387	536	451	572
	9,893	9,474	10,109	9,868	9,768
Operating expenses, as reported	12,881	13,267	13,215	13,242	12,543
Pre-provision net loss, as adjusted	$(2,988)	$(3,793)	$(3,106)	$(3,374)	$(2,775)
Efficiency ratio	130.2%	140.0%	130.7%	134.2%	128.4%

Core deposits:
Total deposits	$1,343,320	$1,318,670	$1,311,156	$1,291,184	$1,244,904
Less: time deposits	707,339	701,262	671,478	642,372	596,624
Core deposits	$635,981	$617,408	$639,678	$648,812	$648,280
Core deposits to total deposits	47.3%	46.8%	48.8%	50.2%	52.1%

Total assets	$2,060,683	$2,055,093	$2,045,452	$2,027,787	$2,044,963
Less: intangible assets	244	300	386	473	557
Tangible assets	$2,060,439	$2,054,793	$2,045,066	$2,027,314	$2,044,406

Tangible equity:
Shareholders’ equity	$332,198	$339,299	$345,597	$350,156	$355,640
Less: intangible assets	244	300	386	473	557
Tangible equity	$331,954	$338,999	$345,211	$349,683	$355,083

Tangible equity to tangible assets	16.11%	16.50%	16.88%	17.25%	17.37%

Tangible book value per share:
Tangible equity	$331,954	$338,999	$345,211	$349,683	$355,083
Shares outstanding	22,522,626	22,990,908	23,505,357	23,958,888	24,509,950
Tangible book value per share	$14.74	$14.74	$14.69	$14.60	$14.49